PricewaterhouseCoopers LLP
Chartered Accountants
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 604 806 7000
Facsimile +1 604 806 7806

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-111251) of Geocom Resources Inc. of our report dated November 8, 2007, relating to the financial statements of Geocom Resources Inc. which appears in this Annual Report on Form 10-KSB.

(signed) PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Vancouver, BC
November 28, 2008

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.